Exhibit 99.1

FOR IMMEDIATE RELEASE

March 29, 2017

Strategic Storage Growth Trust, Inc. Reports 2016 Fourth Quarter and Year-End Results

LADERA RANCH, CA – March 29, 2017 – Strategic Storage Growth Trust, Inc. (“SSGT”) announced strong increases in same-store revenues, net operating income (“NOI”), occupancy and annualized rent per square footage as part of its overall operating results for the three and twelve months ended December 31, 2016.

“We are pleased to report continued revenue and NOI growth for our same-store year-over-year comparisons in both the fourth quarter and fiscal year 2016,” said H. Michael Schwartz, chairman and chief executive officer of SSGT. “Additionally, our new certificate of occupancy self storage facility in Phoenix, Arizona, which was acquired in May of 2016, continues to outperform our expectations, finishing the year at 63% occupancy.”

Fourth Quarter 2016 Highlights

•	Increased same-store revenues and NOI by 24.1% and 77.6%, respectively, compared to the same period in 2015.

•	Increased same-store average physical occupancy by approximately 8.4% to 88.9% from 80.5% compared to the same period in 2015.

•	Increased same-store annualized rent per occupied square foot by approximately 15.1% to $11.34 from $9.85 compared to the same period in 2015.

Year-to-Date Highlights

•	Increased same-store revenues and NOI by 20.9% and 44.7%, respectively, compared to the same period in 2015.

•	Increased same-store average physical occupancy by approximately 10.5% to 89.8% from 79.3% compared to the same period in 2015.

•	Increased same-store annualized rent per occupied square foot by approximately 7.3% to $9.60 from $8.95 compared to the same period in 2015.

Completed Acquisitions Subsequent to Year End:

Elk Grove Property

On January 13, 2017, we completed the acquisition of a self storage facility located in Elk Grove Village, Illinois for a purchase price of approximately $10.1 million, plus closing costs and acquisition fees, which was funded by a combination of a draw under the KeyBank Facility, and the remainder with net proceeds from our offering.

Garden Grove Property

On March 16, 2017, we completed the acquisition of a self storage facility located in Garden Grove, California for a purchase price of approximately $18.4 million, plus closing costs and acquisition fees, which was funded with net proceeds from our offering.

Potential Acquisitions:

Sarasota Property

On March 1, 2017, we entered into an assignment with our sponsor in which our sponsor assigned us a purchase and sale agreement with an unaffiliated third party for the acquisition of property that is being developed into a self storage facility located in Sarasota, Florida (the “Sarasota Property”). The purchase price for the Sarasota Property is approximately $6.7 million, plus closing costs and acquisition fees, and includes an earnout provision of up to $0.7 million that is dependent upon the property exceeding certain performance hurdles in its third year of operations. We expect the acquisition of the Sarasota Property to close in the first or second quarter of 2017 after construction is complete on the self storage facility and a certificate of occupancy has been issued.

Asheville Portfolio

On March 2, 2017, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of two existing self storage facilities in Asheville, North Carolina (the “Asheville Portfolio”). The purchase price for the Asheville Portfolio is approximately $11.0 million, plus closing costs and acquisition fees. The acquisition of the Asheville Portfolio is expected to close in the second quarter of 2017.

Capital Transactions:

KeyBank Facility Payoff

As of December 31, 2016, the outstanding principal balance under the KeyBank Facility was approximately $7.6 million. Subsequent to December 31, 2016, we borrowed additional amounts and made additional payments on the KeyBank Facility ultimately bringing our outstanding balance to zero.

Quarterly Dividend:

On March 14, 2017, our board of directors declared a daily distribution in the amount of $0.0010958904 per share on outstanding shares of common stock, payable to both Class A and Class T stockholders of record of such shares shown on our books as of the close of business each day during the period commencing April 1, 2017 and ending June 30, 2017. The distribution to Class T stockholders will be reduced by a stockholder servicing fee. Such distributions payable to each stockholder of record during the month will be paid the following month.

STRATEGIC STORAGE GROWTH TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Real estate facilities:
Land	$24,315,650	$13,180,000
Buildings	57,722,965	42,338,012
Site improvements	5,542,989	4,811,387

	87,581,604	60,329,399
Accumulated depreciation	(3,300,523)	(1,157,113)

	84,281,081	59,172,286
Construction in process	2,174,191	30,808

Real estate facilities, net	86,455,272	59,203,094
Cash and cash equivalents	3,642,631	6,600,046
Other assets, net	3,156,769	1,871,423
Debt issuance costs, net	292,160	801,005
Intangible assets, net	391,143	1,454,140

Total assets	$93,937,975	$69,929,708

LIABILITIES AND EQUITY
Secured debt, net	$12,509,308	$38,300,000
Accounts payable and accrued liabilities	1,499,984	1,028,660
Due to affiliates	963,535	252,997
Distributions payable	305,764	20,700
Distributions payable to preferred unitholders in our Operating Partnership	—	1,042,394

Total liabilities	15,278,591	40,644,751

Commitments and contingencies
Redeemable common stock	1,086,603	10,706
Preferred equity in our Operating Partnership	—	15,884,852

Equity:
Strategic Storage Growth Trust, Inc. equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at December 31, 2016 and 2015	—	—
Class A Common stock, $0.001 par value; 350,000,000 shares authorized; 8,607,246 and 2,676,239 shares issued and outstanding at December 31, 2016 and 2015, respectively	8,607	2,676
Class T Common stock, $0.001 par value; 350,000,000 shares authorized; 1,716,957 and 18,086 issued and outstanding at December 31, 2016 and 2015, respectively	1,717	18
Additional paid-in capital	92,442,198	20,735,425
Distributions	(2,010,167)	(37,073)
Accumulated deficit	(12,655,490)	(7,283,029)
Accumulated other comprehensive loss	(153,079)	—

Total Strategic Storage Growth Trust, Inc. equity	77,633,786	13,418,017

Noncontrolling interests in our Operating Partnership	(61,005)	(28,618)

Total equity	77,572,781	13,389,399

Total liabilities and equity	$93,937,975	$69,929,708

STRATEGIC STORAGE GROWTH TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	2016	2015	2014
Revenues:
Self storage rental revenue	$9,240,486	$4,708,208	$641,036
Ancillary operating revenue	73,273	149,199	24,099

Total revenues	9,313,759	4,857,407	665,135

Operating expenses:
Property operating expenses	4,016,072	2,205,173	287,724
Property operating expenses – affiliates	982,736	558,250	104,394
General and administrative	1,865,419	1,224,892	463,234
Depreciation	2,169,600	1,161,013	183,604
Intangible amortization expense	1,128,959	946,146	254,715
Acquisition expense - affiliates	753,090	822,798	488,660
Other property acquisition expenses	255,834	289,824	102,742

Total operating expenses	11,171,710	7,208,096	1,885,073

Operating loss	(1,857,951)	(2,350,689)	(1,219,938)
Other income (expense):
Interest expense	(1,420,961)	(651,479)	(153,638)
Interest expense – debt issuance costs	(636,467)	(375,319)	(65,433)
Other	(39,995)	1,766	3,374

Net loss	(3,955,374)	(3,375,721)	(1,435,635)
Less: Distributions to preferred unitholders in our Operating Partnership	(1,365,704)	(1,893,841)	(422,282)
Less: Accretion of preferred equity costs	(76,724)	(296,548)	(88,304)
Net loss attributable to the noncontrolling interests in our Operating Partnership	25,341	100,338	128,964

Net loss attributable to Strategic Storage Growth Trust, Inc. common stockholders	$(5,372,461)	$(5,465,772)	$(1,817,257)

Net loss per Class A share—basic and diluted	$(0.99)	$(4.59)	$(7.31)
Net loss per Class T share—basic and diluted	$(0.99)	$(4.59)	$—

Weighted average Class A shares outstanding—basic and diluted	5,003,663	1,190,486	248,565
Weighted average Class T shares outstanding—basic and diluted	442,316	1,250	—

ADDITIONAL INFORMATION REGARDING NOI

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the operation of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

About Strategic Storage Growth Trust, Inc. (“SSGT”):

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 16 operating self storage facilities located in seven states comprising approximately 11,000 self storage units and approximately 1.3 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rental square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rental square feet of storage space once completed.

About SmartStop Asset Management, LLC (“SmartStop”):

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has a managed portfolio that currently includes more than 66,000 self storage units and approximately 7.7 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 104 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility. SmartStop is the sponsor of Strategic Storage Trust II, Inc., SSGT and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.